Exhibit 23.1

The Board of Directors
Texas Border Gas Company

We consent to the use in this Registration Statement on Form SB-2, as amended, of Texas Border Gas Company of our report dated December 2, 2002, related to the audit of the financial statements of Texas Border Gas Company (formerly Phoenix ATM Service, Inc.) at May 31, 2002 and December 31, 2001 and for the period from December 19, 2001 (inception) through May 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Kelly & Company

Kelly & Company
Certified Public Accountants
Costa Mesa, California
December 9, 2002